Exhibit 99.1

The Container Store Group, Inc. Announces Second Quarter Fiscal 2016 Financial Results

Consolidated Net Sales Up Slightly and Improved Net Income Associated with
SG&A Savings Program

Continues to See Positive Impact from TCS Closets®,
Launches Pilot of elfa® Sliding Doors

Coppell, TX — November 9, 2016 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced financial results for the second quarter of fiscal 2016 ended October 1, 2016. In light of the Company’s previously announced fiscal year end change, all references to prior year results are based on the recast second quarter of fiscal 2015 ended October 3, 2015.

•                  Consolidated net sales were $205.1 million, up 0.3%.  Net sales in The Container Store retail business were $189.1 million, up 0.9%. Elfa International AB third-party net sales were $16.0 million, down 6.0%.

•                  Comparable store sales for the second quarter of fiscal 2016 were down 4.2%.

•                  Consolidated net income per diluted share (EPS) was $0.07 compared with $0.07 in the second quarter ended October 3, 2015.

•                  The Company opened two new stores in the second quarter of fiscal 2016, has opened two new stores in the third fiscal quarter-to-date and has plans to open two additional locations in the remainder of the third fiscal quarter. The Company had 82 stores at the end of the second quarter of fiscal 2016, as compared to 75 as of October 3, 2015.

Melissa Reiff, Chief Executive Officer, stated, “We are pleased with our earnings performance in the second fiscal quarter of 2016.  And while there is still work to be done to drive consistent growth in top line performance, we experienced improving sales trends in September and now in early third fiscal quarter, as we have encountered more comparable cadence of merchandising campaigns and promotional activities.  Our 2016 SG&A savings program is gaining traction as evidenced by the leveraging of expenses in a challenging sales environment.  This commitment to strong cost discipline drove SG&A efficiencies and contributed to EPS of $0.07.”

Reiff continued, “We believe we are making progress on many fronts to evolve our customer shopping experience in order to improve sales and profitability.  Our new customer financing program, while still in its infancy, is driving incremental sales, and our TCS Closets line drove 200 basis points of comparable store sales growth this quarter.  We are also working on mid- and long-term goals, strategies and priorities while we simultaneously execute near-term initiatives such as the pilot of elfa® Sliding Doors in our two Manhattan stores.”

“We are cautiously optimistic about the second half of the fiscal year.  However, after factoring in our first half results and our expectations for the remainder of the fiscal year, we are updating our annual sales outlook.  We are pleased to reiterate our previously provided annual EPS outlook due in part to the continued positive impact of our SG&A Savings Program,” Reiff concluded.

Second Quarter 2016 Results

For the second quarter (thirteen weeks) ended October 1, 2016:

•                  Consolidated net sales were $205.1 million, up 0.3% as compared to the second quarter ended October 3, 2015. Net sales in The Container Store retail business (“TCS”) were $189.1 million, up 0.9% as compared to the second quarter ended October 3, 2015, primarily due to new store sales, partially offset by a 4.2% decrease in comparable store sales. Elfa International AB (“Elfa”) third party net sales were $16.0 million, down 6.0% compared to the second quarter ended October 3, 2015, primarily due to lower sales in Russia and the Nordic markets during the quarter.

•                  Consolidated gross margin was 57.7%, a decline of 20 basis points compared to the second quarter ended October 3, 2015. TCS gross margin declined 10 basis points to 57.3%, as an increased mix of lower margin products and services was partially offset by the impact of a stronger U.S. dollar. Elfa gross margin remained consistent at 38.2%. On a consolidated basis, gross margin decreased 20 basis points primarily due to the decline in TCS gross margin.

•                  Consolidated selling, general and administrative expenses (“SG&A”) decreased by 0.6% to $95.5 million from $96.1 million in the second quarter ended October 3, 2015. SG&A as a percentage of net sales decreased 40 basis points, primarily due to decreased spending associated with the Company’s SG&A savings program and a positive impact from foreign currency exchange rates, partially offset by deleveraging of occupancy costs associated with negative comparable store sales growth.

•                  Consolidated net interest expense remained consistent at $4.2 million.

•                  The effective tax rate for the second quarter of fiscal 2016 was 41.6%, as compared to 41.1% in the second quarter ended October 3, 2015. The increase in the effective tax rate is primarily due to a change in mix between projected domestic and foreign earnings.

•                  Net income was $3.5 million, or $0.07 per share, in the second quarter of fiscal 2016 compared to net income of $3.3 million, or $0.07 per share, in the second quarter ended October 3, 2015.

•                   Consolidated Adjusted EBITDA was $22.3 million compared to $21.9 million in the second quarter ended October 3, 2015, (see GAAP/Non-GAAP reconciliation table).

For the year-to-date (twenty-six weeks) ended October 1, 2016:

•                  Consolidated net sales were $382.5 million, up 2.2% as compared to the year-to-date ended October 3, 2015.  Net sales at TCS were $350.3 million, up 2.8% as compared to the year-to-date ended October 3, 2015, primarily due to new store sales, partially offset by a 3.0% decrease in comparable store sales. Elfa third-party net sales were $32.2 million, down 3.9% compared to the year-to-date ended October 3, 2015, primarily due to lower sales in Russia.

•                  Consolidated gross margin was 58.3%, an increase of 10 basis points compared to the year-to-date ended October 3, 2015. TCS gross margin declined 10 basis points to 57.9%, as an increased mix of lower margin products and services was partially offset by the impact of a stronger U.S. dollar. Elfa gross margin improved 150 basis points primarily due to lower direct materials costs and improved production efficiencies, partially offset by higher freight costs. On a consolidated basis, gross margin improved as the improvement in Elfa gross margin was partially offset by the decline in TCS gross margin.

•                  Consolidated selling, general and administrative expenses (“SG&A”) decreased by 1.3% to $187.8 million from $190.4 million in the year-to-date ended October 3, 2015. SG&A as a percentage of net sales decreased 170 basis points. This was primarily due to the impact of the reversal of accrued deferred compensation of $3.9 million, or 100 basis points, which occurred in the first quarter of 2016. Additionally, the Company’s SG&A savings program contributed to decreased spending. The Company also experienced a positive impact from foreign currency exchange rates and lower healthcare costs during the first half of fiscal 2016. The positive impact of these items was partially offset by deleveraging of occupancy costs associated with negative comparable store sales growth during the first half of fiscal 2016.

•                  Consolidated net interest expense decreased to $8.3 million from $8.4 million in the year-to-date ended October 3, 2015.

•                  The effective tax rate was 50.3%, as compared to 29.6% in the year-to-date ended October 3, 2015. The increase in the effective tax rate was primarily due to a shift in mix between projected domestic and foreign earnings, combined with the impact of a pre-tax income position in the first half of fiscal 2016, as compared to a pre-tax loss position in the first half of fiscal 2015.

•                  Net income was $1.5 million, or $0.03 per share, compared to net loss of $2.4 million, or ($0.05) per share, in the year-to-date ended October 3, 2015. Net income of $1.5 million in the first half of fiscal 2016 includes a benefit from the impact of amended and restated employment agreements entered into with key executives, net of costs incurred related to management transition and income taxes, of approximately $1.6 million, or $0.03 per share.

•                  Consolidated Adjusted EBITDA was $34.3 million compared to $26.6 million in the year-to-date ended October 3, 2015, (see GAAP/Non-GAAP reconciliation table). The Adjusted EBITDA of $34.3 million in the first half of fiscal 2016 includes a benefit from the impact of amended and restated employment agreements entered into with key executives during the first quarter of 2016, net of costs incurred to execute the agreements, of $3.9 million.

Balance sheet highlights:

(In thousands)	October 1, 2016	October 3, 2015
Cash	$9,329	$7,397
Total debt	$333,030	$352,478
Liquidity*	$98,775	$65,578

*Cash plus availability on revolving credit facilities

Outlook

The Company is updating its fiscal 2016 sales outlook and now expects consolidated net sales to be $820 to $830 million, based on its planned store openings, and a comparable store sales range of -3.0% to -1.5%.  Net income for fiscal 2016 is still expected to be $0.20 to $0.30 per diluted common share based on estimated diluted common shares outstanding of 49 million. This assumes a tax rate of approximately 39% for the full fiscal year.

Conference Call Information

A conference call to discuss second quarter fiscal 2016 financial results is scheduled for today, November 9, 2016, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at www.containerstore.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing (877) 870-5176 (international replay number is (858) 384-5517). The pin number to access the telephone replay is 13647884. The replay will be available through December 9, 2016 at 11:59 PM Eastern Time.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including expectations regarding driving consistent sales and profit growth, expectations regarding our goals, strategies, priorities and initiatives, including the 2016 SG&A savings program, new customer financing program and elfa® Sliding Doors initiative, expectations for new store openings and relocations, and statements regarding our anticipated financial performance.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our inability to successfully implement our planned fiscal 2016 initiatives in the timeframe we expect or at all; our inability to open or relocate new stores in the timeframe and at the locations we anticipate; overall decline in the health of the economy, consumer spending, and the housing market; our inability to manage costs and risks relating to new store openings; our inability to source and market new products to meet consumer preferences; our failure to achieve or maintain profitability; our dependence on a single distribution center for all of our stores; effects of a security breach or cyber-attack of our website or information technology systems; our vulnerability to natural disasters and other unexpected events; our reliance upon independent third party transportation providers; our inability to protect our brand; our failure to successfully anticipate consumer preferences and demand; our inability to manage our growth; inability to locate available retail store sites on terms acceptable to us; our inability to maintain sufficient levels of cash flow to meet growth expectations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; fluctuations in currency exchange rates; our inability to effectively manage our online sales; competition from other stores and internet based competition; our inability to obtain merchandise on a timely basis at competitive prices as a result of changes in vendor relationships; vendors may sell similar or identical products to our competitors; our reliance on key executive management, and the transition in our executive leadership; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; our dependence on foreign imports for our merchandise; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti bribery and anti-kickback laws; and our indebtedness may restrict our current and future operations.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on May 10, 2016, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store (NYSE: TCS) is the nation’s leading retailer of storage and organization products and the only retailer solely devoted to the storage and organization category of retailing. The Company originated the concept of storage and organization retailing when it opened its first store in 1978. Today, the retailer has 84 store locations nationwide that each average 25,000 square feet. The Container Store has over 11,000 products to help customers save space and, ultimately, save them time. As the pace of modern life accelerates and being organized is not a luxury anymore but a necessity, The Container Store is devoted to making customers more productive, relaxed and happier by selling customized, complete solutions. Since its inception, the retailer has nurtured an employee-first culture and couples its one-of-kind product collection with a high level of customer service delivered by its highly trained organization experts. The Company has been named to FORTUNE magazine’s 100 Best Companies To Work For® — 17 years in a row. Visit www.containerstore.com for more information about store locations, the product collection and services offered. To find out more about The Container Store’s unique culture, Foundation PrinciplesTM and devotion to Conscious Capitalism®, visit the retailer’s culture blog at www.whatwestandfor.com.

The Container Store Group, Inc.

Consolidated balance sheets (unaudited)

	October 1,	February 27,	October 3,
(In thousands, except share and per share amounts)	2016	2016	2015
Assets
Current assets:
Cash	$9,329	$13,609	$7,397
Accounts receivable, net	27,896	28,843	24,177
Inventory	112,916	86,435	112,115
Prepaid expenses	10,368	8,692	14,873
Income taxes receivable	—	157	1,447
Deferred tax assets, net	—	—	3,256
Other current assets	8,546	8,695	9,507
Total current assets	169,055	146,431	172,772
Noncurrent assets:
Property and equipment, net	172,324	176,117	175,904
Goodwill	202,815	202,815	202,815
Trade names	228,360	228,368	229,253
Deferred financing costs, net	366	419	190
Noncurrent deferred tax assets, net	1,286	2,090	2,448
Other assets	1,659	1,879	1,743
Total noncurrent assets	606,810	611,688	612,353
Total assets	$775,865	$758,119	$785,125

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$60,287	$40,274	$57,038
Accrued liabilities	56,924	69,635	53,430
Revolving lines of credit	1,550	721	7,097
Current portion of long-term debt	5,506	5,373	5,290
Income taxes payable	383	—	245
Total current liabilities	124,650	116,003	123,100
Noncurrent liabilities:
Long-term debt	325,974	316,135	340,091
Noncurrent deferred tax liabilities, net	81,123	80,720	82,014
Deferred rent and other long-term liabilities	33,653	38,193	38,561
Total noncurrent liabilities	440,750	435,048	460,666
Total liabilities	565,400	551,051	583,766

Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 47,995,450 shares issued at October 1, 2016; 47,986,975 shares issued at February 27, 2016 and October 3, 2015	480	480	480
Additional paid-in capital	857,816	856,879	856,179
Accumulated other comprehensive loss	(19,212)	(19,835)	(17,892)
Retained deficit	(628,619)	(630,456)	(637,408)
Total shareholders’ equity	210,465	207,068	201,359
Total liabilities and shareholders’ equity	$775,865	$758,119	$785,125

The Container Store Group, Inc.

Consolidated statements of operations (unaudited)

(In thousands, except share and	Thirteen Weeks Ended		Twenty-Six Weeks Ended
per share amounts)	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015
Net sales	$205,060	$204,412	$382,508	$374,370
Cost of sales (excluding depreciation and amortization)	86,705	86,139	159,458	156,586
Gross profit	118,355	118,273	223,050	217,784
Selling, general, and administrative expenses (excluding depreciation and amortization)	95,518	96,068	187,831	190,351
Stock-based compensation	391	373	756	701
Pre-opening costs	2,544	3,532	3,640	5,172
Depreciation and amortization	9,478	8,393	18,825	16,623
Other expenses	108	—	657	—
Loss (gain) on disposal of assets	44	(3)	41	8
Income from operations	10,272	9,910	11,300	4,929
Interest expense, net	4,205	4,232	8,315	8,405
Income (loss) before taxes	6,067	5,678	2,985	(3,476)
Provision (benefit) for income taxes	2,526	2,336	1,501	(1,030)
Net income (loss)	$3,541	$3,342	$1,484	$(2,446)

Net income (loss) per common share - basic and diluted	$0.07	$0.07	$0.03	$(0.05)

Weighted-average common shares outstanding - basic	47,991,445	47,986,401	47,989,210	47,985,093
Weighted-average common shares outstanding - diluted	48,001,112	47,986,972	47,995,766	47,985,093

The Container Store Group, Inc.

Consolidated statements of cash flows (unaudited)

	Twenty-Six Weeks Ended
(In thousands)	October 1, 2016	October 3, 2015
Operating activities
Net income (loss)	$1,484	$(2,446)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	18,825	16,623
Stock-based compensation	756	701
Loss on disposal of property and equipment	41	8
Deferred tax provision (benefit)	37	(1,988)
Noncash interest	960	978
Other	(145)	285
Changes in operating assets and liabilities:
Accounts receivable	(6,340)	(3,767)
Inventory	(28,031)	(23,117)
Prepaid expenses and other assets	6,633	186
Accounts payable and accrued liabilities	22,489	11,793
Income taxes	1,304	(1,476)
Other noncurrent liabilities	(4,595)	576
Net cash provided by (used in) operating activities	13,418	(1,644)

Investing activities
Additions to property and equipment	(15,214)	(23,467)
Proceeds from investment grant	—	479
Proceeds from sale of property and equipment	7	199
Net cash used in investing activities	(15,207)	(22,789)

Financing activities
Borrowings on revolving lines of credit	24,166	28,558
Payments on revolving lines of credit	(26,192)	(28,583)
Borrowings on long-term debt	20,000	28,000
Payments on long-term debt	(15,760)	(7,656)
Proceeds from the exercise of stock options	—	57
Net cash provided by financing activities	2,214	20,376

Effect of exchange rate changes on cash	95	(65)
Net increase (decrease) in cash	520	(4,122)
Cash at beginning of period	8,809	11,519
Cash at end of period	$9,329	$7,397

Supplemental information for non-cash investing and financing activities:
Purchases of property and equipment (included in accounts payable)	$817	$1,189
Capital lease obligation incurred	$620	$361

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted EBITDA. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. These non-GAAP measures should not be considered as alternatives to net income (loss) as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures are key metrics used by management, the Company’s board of directors, and Leonard Green and Partners, L.P., its controlling stockholder, to assess its financial performance. The Company presents these non-GAAP measures because it believes they assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance and because the Company believes it is useful for investors to see the measures that management uses to evaluate the Company.  These non-GAAP measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. In evaluating these non-GAAP measures, you should be aware that in the future the Company will incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of these non-GAAP measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using non-GAAP measures supplementally. These non-GAAP measures are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The Company defines EBITDA as net income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is calculated in accordance with its credit facilities and is one of the components for performance evaluation under its executive compensation programs. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash and other items that the Company does not consider in its evaluation of ongoing operating performance from period to period as discussed further below. The Company uses Adjusted EBITDA in connection with covenant compliance and executive performance evaluations, and to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions and to compare its performance against that of other peer companies using similar measures. The Company believes it is useful for investors to see the measures that management uses to evaluate the Company, its executives and its covenant compliance, as applicable. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except share and per share amounts)

(unaudited)

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net income (loss).

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015
Net income (loss)	$3,541	$3,342	$1,484	$(2,446)
Depreciation and amortization	9,478	8,393	18,825	16,623
Interest expense, net	4,205	4,232	8,315	8,405
Provision (benefit) for income taxes	2,526	2,336	1,501	(1,030)
EBITDA	$19,750	$18,303	$30,125	$21,552
Pre-opening costs (a)	2,544	3,532	3,640	5,172
Noncash rent (b)	(254)	(311)	(672)	(981)
Stock-based compensation (c)	391	373	756	701
Foreign exchange (gains) losses (d)	(306)	(44)	(264)	132
Other adjustments (e)	175	16	747	30
Adjusted EBITDA	$22,300	$21,869	$34,332	$26,606

(a)                                 Non-capital expenditures associated with opening new stores and relocating stores, including rent, marketing expenses, travel and relocation costs, and training costs. We adjust for these costs to facilitate comparisons of our performance from period to period.

(b)                                 Reflects the extent to which our annual GAAP rent expense has been above or below our cash rent payment due to lease accounting adjustments. The adjustment varies depending on the average age of our lease portfolio (weighted for size), as our GAAP rent expense on younger leases typically exceeds our cash cost, while our GAAP rent expense on older leases is typically less than our cash cost.

(c)                                  Non-cash charges related to stock-based compensation programs, which vary from period to period depending on volume and vesting timing of awards. We adjust for these charges to facilitate comparisons from period to period.

(d)                                 Realized foreign exchange transactional gains/losses our management does not consider in our evaluation of our ongoing operations.

(e)                                  Other adjustments include amounts our management does not consider in our evaluation of our ongoing operations, including certain severance and other charges.